Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES FOURTH QUARTER EARNINGS AND DIVIDEND

CONTACT: Carrie Comer, EVP/Chief Financial Officer	540-896-1705 or ccomer@fmbankva.com

TIMBERVILLE, VA—January 28, 2021—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the fourth quarter and year ending December 31, 2020 and fourth quarter dividend to shareholders.

As the global pandemic continues, the company continually assesses our procedures to maintain the safety of our customers, employees and community while serving their financial needs. Farmers & Merchants Bank continues to operate our branches in a drive-thru only capacity daily, with courier pick up and by appointment lobby transactions.

CARES ACT & Paycheck Protection Program (“PPP”)

During 2020, the Company processed 717 Paycheck Protection Program (PPP) loans which totaled $62.7 million. In addition to an insignificant amount of PPP loan pay offs, the Company processed $27.8 million of loan forgiveness on 266 loans resulting in a remaining balance of PPP loans of $34.9 million. The Company began accepting applications on January 15, 2021 for additional PPP loans pursuant to the Consolidated Appropriations Act, 2021.

In addition, we have processed 1,223 individual loan deferrals. As of December 31, 2020, 198 loans remain in deferral with a balance of $14.6 million which represents 2.3% of loans outstanding exclusive of PPP balances.

Winchester Loan Production Office (LPO) & Expansion into Waynesboro Virginia

The Company has opened a loan production office in the Winchester, VA market in the first quarter of 2021. Mike Wilkerson has joined F&M to lead an experienced team of bankers as we enter a very strong and growing economy in the Northern Shenandoah Valley. In addition, on January 27, 2021, F&M announced we entered into a purchase and assumption agreement with Carter Bankshares, Inc. for a banking office in the City of Waynesboro, Virginia. Expanding into the Waynesboro market was a strategic initiative of F&M Bank given the market opportunity and to better serve our existing client base in the Shenandoah Valley.

Selected financial highlights for the quarter and year to date include:

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Net income of $2.77 million and $8.79 million, respectively.
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Net interest margin of 3.81% and 3.61%, respectively.
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Total deposits increased $25.0 million and $176.9 million, respectively for the quarter and for the trailing 12 months.
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Total loans increased $16.5 million and $23.0million, respectively for the quarter and for the trailing 12 months (excluding PPP loans).
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Nonperforming assets decreased to 0.68% of total assets at the end of the quarter from 0.89% on 12/31/19, after a slight increase in the fourth quarter from 0.44% at 9/30/20.
●
Allowance for loan losses totaled 1.58% of loans held for investment (1.67% excluding PPP loans).

Mark Hanna, President, commented “We are pleased to announce fourth quarter and year-to-date earnings of $2.77 million and $8.79 million respectively. Recognition of fees earned on PPP loans forgiven and credit quality improvements that resulted in no provision for loan losses in the fourth quarter, spurred the performance in the fourth quarter. Exceptional years in our mortgage and title companies, as well as well as our ability to maintain similar net interest income to 2019 have driven the year-to-date results. Our net interest margin of 3.61% shows a historical decline but remains strong especially given the changes in our balance sheet and the current rate environment. F&M’s liquidity has increased significantly over the last four quarters and we are implementing strategic solutions to leverage these assets including deploying $99.9 million into the investment portfolio since year end 2019. Despite the current low-rate environment, these strategies should augment our net interest margin in the future.”

Mr. Hanna stated, “Nonperforming assets have continued to improve, decreasing $680 thousand since year end 2019. We feel these efforts put F&M in a strong position to manage the current economic uncertainty while seeking opportunities for continued growth in the communities we serve.”

Mr. Hanna continued, “As we kick off the New Year, we are excited about the opportunities in our new markets of Winchester and Waynesboro Virginia. Mike Wilkerson and his team add experience and energy in a strong Winchester market in the Northern Shenandoah Valley and expanding into the Waynesboro market provides additional market opportunity and better service to our existing customers.”

On January 21, 2021 our Board of Directors declared a third quarter dividend of $.26 per share to common shareholders. Based on our most recent trade price of $23.75 per share this constitutes a 4.38% yield on an annualized basis. The dividend will be paid on March 1, 2021, to shareholders of record as of February 14, 2021.”

F & M Bank Corp. is an independent, locally-owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s eleven banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA and through its subsidiaries, F&M Mortgage and VSTitle, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-1705.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F & M Bank Corp.
Key Statistics

		2020				2019
	Q4	Q3	Q2	Q1	YTD	YTD
Net Income (000's)	$2,766	$2,207	$2,626	$1,189	$8,788	$4,509
Net Income available to Common	$2,700	$2,142	$2,560	$1,123	$8,525	$4,194
Earnings per common share - basic	$0.84	$0.67	$0.80	$0.35	$2.66	$1.32
Earnings per common share - diluted					$2.56	$1.30
Return on Average Assets	1.12%	0.88%	1.17%	0.58%	0.99%	0.57%
Return on Average Equity	11.75%	9.44%	11.50%	5.23%	9.39%	4.93%
Dividend Payout Ratio excluding Special Dividend	30.95%	38.81%	32.50%	74.29%	39.10%	77.27%

Net Interest Margin	3.81%	3.60%	3.75%	3.97%	3.61%	4.33%
Yield on Average Earning Assets	4.77%	4.31%	4.52%	4.88%	4.27%	5.27%
Yield on Average Interest Bearing Liabilities	1.33%	0.99%	1.09%	1.27%	0.94%	1.30%
Net Interest Spread	3.44%	3.32%	3.43%	3.61%	3.33%	3.97%

Provision for Loan Losses (000's)	$-	$1,000	$800	$1,500	$3,300	$7,405
Net Charge-offs	$351	$208	$203	$453	$1,215	$4,255
Net Charge-offs as a % of Loans	0.21%	0.12%	0.12%	0.30%	0.18%	0.71%
Non-Performing Loans (000's)	$6,537	$4,254	$4,465	$4,168	$6,537	$5,728
Non-Performing Loans to Total Assets	0.68%	0.42%	0.45%	0.50%	0.68%	0.70%
Non-Performing Assets (000's)	$6,537	$4,420	$5,625	$5,504	$6,537	$7,217
Non-Performing Assets to Assets	0.68%	0.44%	0.57%	0.66%	0.68%	0.89%

Efficiency Ratio	69.10%	65.35%	65.33%	70.51%	67.51%	69.03%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 21%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investments portfolio and Other Real Estate Owned. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

F & M Bank Corp.
Financial Highlights

INCOME STATEMENT	Unaudited 2020	Audited 2019
Interest and Dividend Income	$36,792,403	$38,210,304
Interest Expense	5,728,482	6,818,488
Net Interest Income	31,063,921	31,391,816
Non-Interest Income	12,190,916	9,919,954
Provision for Loan Losses	3,300,000	7,405,000
Impairment of long lived assets	19,193	-
Other Non-Interest Expenses	29,938,920	29,517,995
Income Before Income Taxes	10,035,110	4,388,775
Provision for Income Taxes	1,141,742	(250,304)
Less Minority Interest (income)/loss	(105,193)	(130,276)
Net Income	$8,788,175	$4,508,803
Dividend on preferred stock	262,642	314,589
Net Income available to common shareholders	$8,525,533	$4,194,214
Average Common Shares Outstanding	3,199,883	3,189,288
Net Income Per Common Share	2.66	1.32
Dividends Declared	1.04	1.02

BALANCE SHEET	Unaudited December 31, 2020	Audited December 31, 2019
Cash and Due from Banks	$11,181,164	$8,118,889
Interest Bearing Bank Deposits	1,243,519	1,125,616
Federal Funds Sold	65,983,000	66,559,096
Loans Held for Sale	58,753,055	66,798,436
Loans Held for Investment	661,328,888	603,425,471
Less Allowance for Loan Losses	(10,474,960)	(8,389,846)
Net Loans Held for Investment	650,853,928	595,035,625
Securities	117,897,486	18,015,488
Other Assets	61,018,331	58,345,513
Total Assets	$966,930,483	$813,998,663

Deposits	$818,581,503	$641,709,480
Short Term Debt	-	10,000,000
Long Term Debt	33,201,631	53,200,675
Other Liabilities	19,517,664	17,513,319
Total Liabilities	871,300,798	722,423,474
Preferred Stock	4,558,298	4,591,623
Common Equity	91,071,387	86,983,566
Stockholders’ Equity	95,629,685	91,575,189
Total Liabilities and Stockholders’ Equity	$966,930,483	$813,998,663
Book Value Per Common Share	$28.43	$27.11
Tangible Book Value Per Common Share	$28.42	$26.95

SOURCE:	F & M Bank Corp.
CONTACT:	Carrie Comer EVP/Chief Financial Officer
540-896-1705 or ccomer@fmbankva.com